UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2009
CKX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-17436	27-0118168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	650 Madison Avenue	10022
	New York, New York	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On January 12, 2009, John Miller, a director of CKX, Inc. (the “Company”) since February 2005, resigned from the Company’s board of directors. Mr. Miller has proposed that the Company consider making an investment in an unaffiliated company in which he holds an equity interest and for which he serves as a paid advisor. Mr. Miller has notified the Company that he is resigning to minimize any perceived or potential conflict of interest arising from such consideration and potential investment. Notwithstanding his resignation, the investment transaction proposed by Mr. Miller as referenced above will be subject to the Company’s review process for related party transactions and, if consummated, will be disclosed in accordance with the SEC rules and regulations regarding disclosure of related party transactions.
As a result of Mr. Miller’s resignation, the board of directors has appointed Edwin Banks, a director since February 2005, to serve as chairman of the Compensation Committee of the board of directors and Jerry Cohen, a director since February 2005, to serve on the Audit Committee, each filling a vacancy created by Mr. Miller’s resignation.
Mr. Miller has notified the Company that he has been appointed to serve as a member of the board of directors of FX Real Estate and Entertainment Inc. (“FXRE”). Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, is the Chairman and Chief Executive Officer of FXRE.
Item 3.01 Notice of Failure to Satisfy a Continued Listing Rule or Standard
The Company has notified the Nasdaq Stock Market, and the Nasdaq Stock Market has confirmed by a letter, dated January 15, 2009 that, solely due to the vacancy on the Company’s board of directors resulting from the resignation of Mr. Miller (the “Resignation”), the Company is not in compliance with Nasdaq Rule 4350(c)(1) which requires that the Company maintain a majority of independent directors. Under Nasdaq Rule 4350(c)(1), the Company is required to gain regain compliance with the board composition by the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with these requirements provided, however, that if the annual stockholders meeting occurs no later than 180 days following the event that caused the failure to comply with these requirements, the Company instead will have 180 days from such event to regain compliance.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.
By:	/s/ Jason K. Horowitz
Name:	Jason K. Horowitz
Title:	Senior Vice President

DATE: January 15, 2009